UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): June 6, 2005

Commission File Number 0-50626

XCYTE THERAPIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1707622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1124 Columbia Street, Suite 130

Seattle, Washington 98104

(Address of principal executive offices and zip code)

(206) 262-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 6, 2005, Xcyte Therapies, Inc. (“Xcyte”) received a notice from the Nasdaq Stock Market informing Xcyte that for the last 30 consecutive business days, the bid price of Xcyte’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). Shares of Xcyte’s common stock and 6% convertible exchangeable preferred stock currently trade on The Nasdaq National Market under the symbols “XCYT” and “XCYTP”, respectively.

The letter stated that under Marketplace Rule 4450(e)(2), Xcyte will be provided with 180 calendar days, or until December 5, 2005, to regain compliance with Marketplace Rule 4450(a)(5). To regain compliance, anytime before December 5, 2005, the bid price of Xcyte’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days.

The notice from the Nasdaq Stock Market also informed Xcyte that it may consider applying to transfer its listing to The Nasdaq SmallCap Market if, on December 5, 2005, it meets The Nasdaq SmallCap Market initial inclusion criteria set forth in Marketplace Rule 4310(c), except for the $1.00 minimum bid price requirement. If such a transfer was approved, Xcyte would be provided with an additional 180 calendar day compliance period to demonstrate compliance. If Xcyte is not eligible for an additional compliance period at that time, Nasdaq’s Staff will provide written notification that Xcyte’s securities will be delisted. Upon such notice, Xcyte may appeal the Nasdaq Staff’s Determination to a Listing Qualification Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rules. If Xcyte does appeal the Nasdaq Staff’s Determination, there can be no assurance that such appeal would be successful.

If Xcyte’s common stock is delisted, its 6% convertible exchangeable preferred stock would also be delisted unless such preferred stock separately meets all of the minimum listing requirements at that time.

Xcyte’s management and Board of Directors are considering alternatives to address this issue.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCYTE THERAPIES, INC.

By:	/s/ Kathi L. Cordova
Kathi L. Cordova Duly Authorized Officer of Registrant Senior Vice President of Finance and Treasurer

Date: June 7, 2005

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